AMENDMENT NO. 1

TO REGISTRATION RIGHTS AGREEMENT

This AMENDMENT NO. 1 to the REGISTRATION RIGHTS AGREEMENT is entered into as of March 9, 2007 (this “Amendment”) by and among China Public Security Technology, Inc. (formerly, Irish Mag, Inc.), a Florida corporation (the “Company”), and the investors signatory hereto (each an “Investor” and collectively, the “Investors”). Each of the parties hereto are referred to as a “Party” and collectively as the “Parties”. Capitalized terms used, but not otherwise defined, herein have the meanings ascribed to such terms in the Original Agreement (as defined below).

BACKGROUND

The Parties entered into a Registration Rights Agreement, dated as of January 31, 2007 (the “Original Agreement”), pursuant to which the Company is obligated to a file, within a pre-defined period, a registration statement under the Securities Act of 1933, covering the resale of shares of the Company’s common stock issued to the Investors under a Securities Purchase Agreement among the Parties dated January 16, 2007. The Parties now desire to enter into this Amendment to modify the terms of the Original Agreement as more specifically set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  Amendment to Definition of Filing Date: Subsection (a) of the meaning given for “Filing Date” in Section 1 of the Original Agreement is deleted in its entirety and in lieu thereof the following provision is inserted:

“(a) with respect to the Registration Statement required to be filed under Section 2(a), the 75th day following the Closing Date”

2.  Amendment to Definition of Effectiveness Date: Subsection (a) of the meaning given for “Effectiveness Date” in Section 1 of the Original Agreement is deleted in its entirety and in lieu thereof the following provision is inserted:

“(a) with respect to the Registration Statement required to be filed under Section 2(a), the earlier of (i) the 180th day following the Closing Date, and (ii) the fifth Trading Day following the date on which the Company is notified by the Commission that such Registration Statement will not be reviewed or is no longer subject to further review and comments”

3.  Agreement. In all other respects, the Original Agreement shall remain in full force and effect.

4.  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

CHINA PUBLIC SECURITY TECHNOLOGY, INC.

By:	/s/ Jiang Huai Lin
Jiang Huai Lin President and Chief Executive Officer

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Amendment No. 1 Registration Rights Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first above written.

INVESTORS:

THE PINNACLE FUND, L.P.

By:	/s/ Barry M. Kitt
Barry M. Kitt, Sole Member, Pinnacle Fund Management, L.L.C., the General Partner of Pinnacle Advisors, L.P., the General Partner of The Pinnacle Fund, L.P.

ADDRESS FOR NOTICE

The Pinnacle Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093 Attention: Barry M. Kitt Tel: 972-985-2121 Fax: 972-985-2122 bk@pinnaclefund.com

PINNACLE CHINA FUND, L.P.

By:	/s/ Barry M. Kitt

Barry M. Kitt,
Manager, Kitt China Management, L.L.C.,
the Manager of Pinnacle China Management, L.L.C.,
the General Partner of Pinnacle China Advisors, L.P.,
the General Partner of Pinnacle China Fund, L.P.

ADDRESS FOR NOTICE

Pinnacle China Fund, L.P. 4965 Preston Park Blvd., Suite 240 Plano, TX 75093 Attention: Barry M. Kitt Tel: 972-985-2121 Fax: 972-985-2122 bk@pinnaclechinafund.com

Amendment No. 1 Registration Rights Agreement